Exhibit 10.5

Sapient

Global Performance

Bonus Plan Document

CONFIDENTIAL

Sapient Corporation

Plan Effective – April 2008

Revised – December 2012

I.	Introduction

This Global Performance Bonus Plan (the “Plan”) contains highly confidential information about the revenue and operations of Sapient Corporation and its consolidated subsidiaries (individually or collectively, the “Company” or “Sapient”). This Plan may not be shared with anyone outside of Sapient, and each person is required to keep this Plan and its contents confidential at all times. Except as otherwise permitted by law, disclosure of this Plan to anyone not an employee of Sapient is a violation of whichever of the following agreements has been signed by the Participant: Sapient Nondisclosure, Nonsolicitation and Noncompete Agreement; Agreement Re: Nondisclosure, Nonsolicitation and Noncompetition; Employment Agreement; Confidentiality Agreement and/or any agreement between the Participant and Sapient pertaining to nondisclosure of confidential information (collectively, “Employee NDA”).

II.	Philosophy & Purpose

The purpose of this Plan is to reward qualified, eligible Participants who achieve certain Company, group and individual goals during a period when the Company and/or its Business Units (“BUs”) have also achieved certain financial performance goals. This Plan is designed to:

•	Drive Winning Performance across the Company

•	Promote a mindset of company success as well as BU/GSS team success

•	Provide a clear connection between people’s everyday actions and company success

•	Promote alignment with the Company’s Strategic Context

•	Differentiate payout based on individual performance and/or contribution to the Business

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Provide for holistic assessment, taking into account various performance aspects, including client satisfaction, revenue, client margin, recurring revenue, fostering Strategic Context connection, morale, turnover, leadership, compliance with the Company’s policies and procedures, etc.

Receipt of a bonus under this Plan is not guaranteed, but rather depends on Company, group and individual performance. During periods when the Company and BUs achieve their financial performance goals, Participants will have the opportunity to earn a bonus. However, if achievement of individual, group or Company performance falls short of expectations, Participants may qualify for a limited bonus, or possibly no bonus, as determined by the Company in its sole discretion. All decisions concerning this Plan including, but not limited to, assigning Participants to this Plan, assessing the Company’s financial performance against operating margins and profit targets, allocating funding for BUs and GSS teams and determining individual payouts (if any), shall be made by the Company in its sole discretion. For the avoidance of doubt, nothing in this Plan entitles any Participant to a contractual right to any bonus.

III.	Effective Date

This Plan is effective January 1st through December 31st (the “Plan Period”). For the purpose of determining eligibility only (as set out in Sections IV and IX below) through the day payouts are made under this Plan, in each case, inclusive, unless modified or terminated earlier as provided for in this Plan. All prior bonus plans have expired of their own terms or have been revoked and withdrawn. This Plan supersedes all prior written or oral bonus plans, promises, agreements, practices, understandings, negotiations and/or incentive arrangements.

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IV.	Eligibility

A person who is eligible to participate in this Plan (a “Participant”) must meet the following criteria during the Plan Period and from the end of the Plan Period through the date payouts are made:

A. Unless pre-approved by the applicable Business Lead, employees of the following Sapient entities are not eligible for participation in the Plan: SapientNitro Pty Limited (“SapientNitro Australia”), SapientNitro LLC (“SapientNitro Russia”), Shanghai Nitro Advertising Co. Limited and Shanghai Nitro Consulting Co. Limited (collectively, “SapientNitro China”), Sapient (HK) Limited (“Sapient Hong Kong”) and Sapient Nitro FZ L.L.C (Dubai).

B. He or she must be assigned one of the following titles by Sapient: Associate (subject to section IV.(J) below), Senior Associate, Specialist, Senior Specialist, Manager, Senior Manager, Director, Vice President, Senior Vice President, Executive Vice President, and Executive Officer (except as noted in Section IV.A herein).

C. He or she must not be participating in any other bonus plans

D. He or she must be employed in a position that is determined by Sapient to be non-overtime-eligible (e.g., an exempt role), with the exception of a select group of employees from Sapient Limited.

E. He or she must be actively employed by Sapient in an eligible title during the entire Plan Period and from the end of the Plan Period through the date any payout is made under this Plan, except for people who are hired and commence employment with Sapient in the Plan Period (as discussed below) and in certain other circumstances where a pro rata bonus may be paid (as discussed below).

F. A person who is hired and commences employment with Sapient during the Plan Period is eligible as a Plan Participant for a pro rata portion of any bonus or incentive deemed earned and payable under this Plan by the Company, if he or she is hired and actively working at Sapient before October 1st of the Plan Period.

G. Notwithstanding anything to the contrary, in the event a person who is otherwise eligible under this Plan is on an expatriate assignment or an assignment outside his or her home office country, the Company may vary or change the terms of this Plan for such individual as it believes circumstances warrant, or the Company may assign the person to another plan.

H. No contractors are eligible to participate in this Plan, whether or not they have signed contracts with the Company, and regardless of whether any court or administrative governmental body makes any kind of determination as to their status as other than contractor.

I. Junior Associates, trainees and interns are not eligible to participate in this Plan. Junior Associates who are promoted to Associates are not eligible to receive a bonus payment under this Plan.

J. Associates whose start date is (i) before April 14, 2008 in North America or Europe; or (ii) before April 23, 2008 in India are eligible for this Plan.

K. He or she has complied and is complying with all of his or her obligations under his or her Employee NDA or Employment Agreement, as the case may be.

L. He or she (i) has not received any loan or advance from Sapient, (ii) has not been paid an excess draw from any prior bonus or incentive plans which remains unpaid as of the day payouts are made under this Plan or (iii) does not have any outstanding repayment obligations with respect to an expatriate assignment, tax equalization or other repayment obligation to Sapient as of the day payouts are made under this Plan,

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UNLESS he or she (a) has agreed in writing to regular payroll deductions for repayment of the loan, advance or excess draw, and (b) prior to the payout of any bonus or incentive under this Plan repays Sapient the full amount of the loan, advance or excess draw, or Sapient’s agrees in writing to apply the amount of any then-current bonus or incentive payout toward repayment of such loan, advance, excess draw or outstanding repayment obligation.

M. He or she is not an employee entitled to the protections of the (Indian) Payment of Bonus Act, 1965 (as the same may be amended).

V.	Plan Components

The components of this Plan include: (A) funding of a pool available for bonuses based on Company performance, and (B) distribution to individuals of any bonus pool made available to BUs or GSS Teams based on team and personal performance against criteria determined by the Company, BUs, and/or GSS Teams.

A.	Funding and Allocation of Bonus Pool; Minimum Payout

1. Funding and Allocation Mechanisms. Funding and allocation of a bonus pool to BUs, and GSS Teams and receipt of bonuses under this Plan are all contingent on the Company’s achieving a satisfactory level of financial performance in the Plan Period. If the Company determines that it can fund and allocate a pool for bonuses under this Plan, the Company will determine the size of the pool. Any level of full or partial bonus pool funding shall be determined by the Company in its sole discretion. If the Company exceeds its annual operating margin target, then the Company will determine whether or not it will increase bonus pool funding.

a. Allocation to BU and GSS Teams. Whether or not the BUs or GSS Teams receive funding and allocation of a bonus pool under this Plan, if any, is contingent on the Company’s achievement of operating margin, measured in U.S. dollars, against its operating margin target (the “Company Margin Component”). Once funded, the bonus pool will be allocated to a BU in accordance with that respective BU’s performance against its profit targets. Allocation to the GSS Teams will generally be in accordance with the Company’s profit performance. Note that if total allocations and payouts would take Sapient into a loss position, or to a level of profitability determined unacceptable by the Company, then the Company will reduce funding and allocation and prorate such reduction across the BUs and GSS teams accordingly. BUs and GSS Teams may not pay bonuses under this Plan in excess of their funding and allocations.

b. Additional Funding and Allocation Information. The Company will set Company operating margin dollar targets and contribution margin percent targets for the Plan Period. The CEO and CFO have the discretion to approve different revenue growth goals, operating margin targets and contribution margin percents for the Company. In such event, the applicable formulas in this Plan will be revised and this Plan will be amended accordingly.

After allocations have been made to BUs and GSS Teams, the amount of any allocation remaining after calculation of individual distributions will then be returned to the Company and used for discretionary bonuses to individuals in the Company or any one or more of the BUs or GSS Teams, provided that such individual discretionary bonus payouts are approved by the Compensation Committee of the Board of Directors.

2. Interim Payout. If the Company makes an interim bonus payout, the funding and allocation to BU and GSS Teams and payouts to Participants will be based on the Company’s progress toward the Plan Period’s financial goals and the interim payout will be made generally in accordance with the terms of this Plan, except that to be eligible for an interim payout, a Participant must have started employment with the Company prior to January 1st of the Plan Period to which the interim bonus relates. In the event that the Company makes an interim payout, any amount paid to any Participant in connection with an interim payout will be deducted from any final bonus payout made under this Plan after the close of the Plan Period.

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3. Potential Scenario of No Funding or Allocation. Although the Company is optimistic that it will operate profitably in the Plan Period, the Company will not fund or allocate any bonus pool or pay any bonuses under this Plan if the Company has an annual loss for the Plan Period (after accounting for bonuses and including restructuring costs, if any), regardless of the performance of any person, team, BU or GSS Team. The Company will consider whether its financial performance justifies the funding of a pool available for payment of any bonuses under this Plan.

4. Minimum Payout.

If, prior to the last day of the Plan Period, the Board of Directors of the Company (or any committee thereof) takes action in accordance with the Company’s Amended and Restated Bylaws, as may be amended from time to time, to obligate the Company to fund a certain percentage of the amount of the bonus pool that is determined in accordance with this Plan, then the Company will be obligated to pay such amount (the “Minimum Bonus Amount”).

In addition to the Minimum Bonus Amount described above and in accordance with the Plan, the Board of Directors of the Company (or any committee thereof) also may authorize additional bonus payments at a later date.

Any Minimum Bonus Amount that is allocated to the bonus pool, but is not paid out to a Participant because his or her employment terminated before the date that Company-wide bonus payments are made will not revert back to Company; rather any such Minimum Bonus Amount will be reallocated to eligible Participants under the Plan.

B.	Distribution to Individuals

1. Target Bonus Amounts. Subject to funding and allocation to the applicable BU or GSS Team, the range of individual bonus payouts is based on a Participant’s actual performance against his or her (i) target bonus amount (the “Target Bonus Amount”), (ii) Performance Utilization Target (“Performance Utilization Target”) (if employed in a billable role); and (iii) Individual Performance.

When a Participant’s entry into this Plan becomes effective, he or she will be informed of his or her applicable Target Bonus Amount and Performance Utilization Target (as applicable to the Participant). The base salary of the Participants home country office will be used to calculate bonus payout unless the applicable BU Lead or GSS Lead determines otherwise. Changes to targets are not generally permitted during the Plan Period except in the event of a promotion or title change, in which event the Participant’s BU Lead or GSS Team Lead will determine the Participant’s appropriate Target Bonus Amount.

2. Assessment and Determination of Individual Performance Objectives. Subject to funding and allocation to BUs and GSS Teams, distributions to Participants within those groups will be made based on a Participant’s role and his or her respective BU Lead or GSS Team Lead’s assessment of the Participant’s performance in certain categories, which may vary by title, and in some cases, by individual.

3. Individual Performance. All Participants will be evaluated on their Individual Performance during the Plan Period. In addition to the Individual Performance, BU Leads and GSS Team Leads may set other performance criteria and/or goals for one or more Participants, as the BU Leads and GSS Team Leads determine is appropriate for their units, the business of the Company and the applicable Participants. For example, GSS Team members may be evaluated on their team’s performance to budget. Executive leadership may also set performance targets and/or goals for Executive Vice Presidents and Senior Vice Presidents that include the criteria listed in this section as well as other performance targets and/or goals.

4. Individual Distributions.

a. All Participants. Provided that a BU or GSS Team receives bonus funding and an allocation, then subject to pool and allocation size, in accordance with Section V.A. of this Plan, a Participant’s bonus will be calculated as follows :

•	The applicable percentage of Company or BU Funding;

•	The individual Participant’s Target Bonus Amount;

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•	The individual Participant’s performance against his or her respective Performance Utilization Targets (if applicable to Role);

•	Individual Performance (if applicable to Role)

VI.	Timing of Payouts; Proration; Currency

A.	Timing

Following the closing of the Plan Period, a number of calculations need to be made by the Company to determine individuals’ bonus or incentive results. Accordingly, any annual payouts will be made in the Sapient pay period following completion of the calculations.

B.	Proration

If a prorated bonus or incentive is payable, the following rule applies: Proration will be calculated on the basis of 0.083 for each full calendar month of eligibility, as outlined in the following table:

# of Months	Proration
1	0.083
2	0.167
3	0.250
4	0.333
5	0.417
6	0.500
7	0.583
8	0.667
9	0.750
10	0.833
11	0.917
12	1.000

If a date is not otherwise specified in this Plan for the commencement of a prorated bonus calculation, the event giving rise to the proration must occur on or before the 15th of the month to be eligible for proration for that month. If such event occurs after the 15th of the month, the proration of the bonus will occur at the start of the next calendar month. In the event of any proration of year-to-date amounts, any previous payouts will be deducted from such calculation.

The circumstances that may warrant pro rata payment include but are not limited to:

•	Base compensation changes;

•	Target bonus opportunity changes;

•	Commencement of employment and new entrance into this Plan;

•	Certain title changes (as described below);

•	Certain re-assignment among BUs (as described below); and

•	Qualified leave of absence, disability or death of Participant (as discussed below).

C.	Currency

All currency figures in this Plan are expressed in U.S. dollars, unless stated otherwise in this Plan, but payout calculations and payments are done in local currency. In performing currency conversions, if any, Sapient will apply commercial exchange rates determined by Sapient in its sole discretion.

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VII.	Title Changes

A person ceases to participate in this Plan if he or she changes to a Sapient title or job that is not eligible under this Plan. If a person remains employed by the Company but moves to a title or job that is not eligible under this Plan, then the time the person is considered eligible under this Plan will be pro-rated subject to the proration rules of this Plan. If a Participant remains on this Plan for the entire Plan Period but during that time, he or she switches to a different title also covered by this Plan, then the time spent in each title will be prorated, as applicable, subject to the proration rules of this Plan.

If a Participant’s regular BU assignment changes within the Plan Period (as approved by appropriate BU management and recorded in the Company’s HRMS system), at the end of the Plan Period, then the time spent in each BU will be prorated subject to the proration rules of this Plan.

VIII.	Termination of Employment

A.	Effect of Termination

Participants must be employed by the Company in an eligible title through the entire Plan Period and through the day payouts are made for the Plan Period to receive a payout under this Plan, subject to applicable local law. Therefore, employees whose employment terminates for any reason, whether voluntarily or involuntarily, before the end of the Plan Period or the day payouts are made for the Plan Period are not eligible for any payout under this Plan, subject to applicable local law.

B.	No Extension

A Participant’s right to receive payment or participate in this Plan shall not be extended beyond his or her last day of active employment because he or she receives pay in lieu of notice in accordance with his or her Employment Agreement.

IX.	Leaves of Absence and Short Term Disability

If a Participant takes an approved leave of absence (including a medical leave under the Company’s Short-Term Disability Program) during the Plan Period for fewer than 30 days, no adjustment will be made in the payout calculation or in the Participant’s metrics.

If such leave of absence extends for more than 30 days during the Plan Period, the Participant may be eligible for a prorated payout calculated in accordance with the above table and the other terms of this Plan as permitted by local law.

For purposes of determining whether the payment may be prorated, a leave of absence begins as noted in the Company’s records (or in the case of short term disability, on the same date that short term disability benefits begin).

Any Participant on an approved leave of absence on the date of annual payout will receive his or her respective payout upon returning to an active employment status, as permitted by local law.

X.	Death and Long Term Disability

In the event of long-term disability or death, a prorated payment based on the length of service during the Plan Period will be paid in accordance with the above table and other terms of this Plan. Further, the bonus will be paid to the Participant on long-term disability, or the Participant’s beneficiary in the event of death, provided the Participant actively performed services for the Company in the Plan Period in which the long-term disability or death occurred. All such payments (if any) will be paid on the same date that active Participants receive payment or,

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at the Company’s discretion, at an earlier date. “Long-term disability” is defined as eligibility to receive long-term disability benefits under the Company’s LTD Policy. For proration purposes, active service ends when the employee is no longer paid regular wages through payroll for work performed.

XI.	Loans, Advances or Draws

Loans or advances against potential payments will not be made under this Plan. If a Participant has an outstanding advance or loan from the Company or has an outstanding obligation to repay to the Company money related to an expatriate assignment, tax equalization, relocation or other repayment obligation, all or a portion of any bonus or incentive payout under this Plan may be first applied to the outstanding balance of such advance, loan or other repayment obligation, as permitted by law. Upon request by the Company, any Participant with such an outstanding loan, advance or other obligation will sign and deliver a written instrument authorizing such application of any payout to the extent not previously documented in writing.

XII.	Forms of Payment

As permitted by law, Sapient may, with the agreement of a Participant, pay a bonus or incentive in whole or in part, in cash, stock options, stock, warrants or other equity instruments (or any combination thereof), in such amounts and under such terms and conditions to which Sapient and a Participant may agree.

XIII.	Plan Administration and Management

A Plan Committee will administer this Plan. The Plan Committee will be composed of the CEO, CFO, General Counsel and People Success lead. The Plan Committee will have full and absolute discretion with respect to administration of all aspects of this Plan, including, without limitation, determining Plan payouts, interpreting this Plan and ruling on special situations. Further, the Plan Committee, in its sole discretion and with or without notice or cause, may, to the extent authorized by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”), modify, amend or terminate this Plan or take other actions affecting Plan Participants without advance notice to Participants of such actions. While this Plan will be administered in accordance with applicable law, nothing in this Plan is a guarantee of current or future compensation or income.

The Company’s books and records are the exclusive source of data for administration of this Plan. The Plan Committee’s interpretation of the books and records is final.

If a Participant wants to dispute a bonus or incentive payout or calculation decision affecting the Participant or any other decision affecting the Participant, that Participant must request reconsideration in writing. The request must be given to the People Success Lead within 60 days after the date of the disputed decision.

By participating in this Plan, each Participant agrees that a failure to properly request reconsideration of any payout or calculation decision or other decision within this 60-day period constitutes agreement with such decision made by the Company. If the reconsideration request is properly submitted, the People Success Lead will resolve the disputed decision upon review of the circumstances and of the available documentation and submit his or her initial determination to the Plan Committee for review. The decision of the Plan Committee as to such dispute will be final.

XIV.	Miscellaneous

Unless required by law or court order, a Participant may not assign this Plan or any bonus or incentive payment or right to payment to another person other than him or herself.

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If a provision of this Plan is found invalid, illegal or unenforceable, the other provisions of this Plan shall remain in full force and effect, and such invalid, illegal or unenforceable provision shall be reformed as necessary to make it valid, legal and enforceable to the maximum extent possible under law (or, if such reformation is impossible, such provision shall be severed from this Plan).

All payouts under this Plan are anticipated to be made within the first quarter of the year following the expiration of the Plan Period (but in any event within the calendar year following the expiration of the Plan Period) and are subject to applicable withholdings and deductions as required by law.

If employed by Sapient Corporation or Sapient Government Services, Inc., the Participant continues to be an “at will” employee, and Sapient has the right to terminate a Participant’s employment and/or participation in the Plan at any time, with or without cause or prior notice.

If employed by Sapient Canada Inc., Sapient GmbH, Sapient Limited, Sapient Netherlands B.V., Sapient Sweden AB or Sapient Switzerland AG, or Sapient Consulting Private Limited, the Participant continues to be employed in accordance with the terms of his/her employment agreement (the “Employment Agreement”). Sapient has the right to terminate a Participant’s employment and/or participation in this Plan at any time, with or without cause or prior notice, subject to the terms of the Participant’s Employment Agreement and as permitted by local applicable law.

This Plan supersedes all prior understandings, negotiations and agreements, whether written or oral, between each individual Participant and the Company as to the subject matter covered by this Plan. In the event of any conflict between this Plan and any presentations, documents, statements or other communications concerning the subject matter of this Plan, this Plan shall control. This Plan describes the sole and exclusive bonuses or incentives the Company is offering to Participants during the Plan Period; provided, however, that nothing in this Plan will prevent the Company from paying any individual a discretionary bonus or incentive payment at any time or from time to time if authorized in advance by the Compensation Committee. The Company has no obligation to pay anyone a discretionary bonus or incentive at any time.

No person who is not a Participant in this Plan shall have any right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term or provision of this Plan.

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